Exhibit 16.1

July 6, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read the statements made by Teads B.V. (copy attached) in the section “CHANGE IN THE REGISTRANT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT”, which we understand will be filed with the Securities and Exchange Commission as part of the Form F-1 of Teads B.V. dated July 6, 2021 and have the following comments.

1.	We agree with the statements made in paragraph 1, paragraphs 3-6 and paragraph 8 of the section “CHANGE IN THE REGISTRANT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT”.

2.	We have no basis on which to agree or disagree with the statements made in paragraphs 2 and 7 of the section “CHANGE IN THE REGISTRANT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT”.

Very truly yours,

/s/ Deloitte Audit S.à r.l.

Luxembourg, Grand Duchy of Luxembourg